Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2012

- Production increased 18 percent year-over-year to a Company record of 9,427 Boe per day -

- Sequential production increased 13 percent -

- Ongoing drilling programs in Texas and North Dakota resulted in 15 new producing wells -

- CO2 flood in Aneth Field continues ahead of schedule -

Denver, Colorado – August 6, 2012 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operational results for the three and six month periods ended June 30, 2012.

Highlights for the quarter ended June 30, 2012, include the following:

•

Production increased to 9,427 barrels of oil equivalent (“Boe”) per day, a Company record, and 18 percent higher than the same quarter last year. Growth is in line with the Company’s plan, confirming the Company’s previously-announced guidance of 15 percent production growth for 2012.

•

The Company operated a continuous drilling program during the second quarter in its Bakken and Permian development areas utilizing four to five rigs, and undertook successful infill drilling in Aneth Field.

•	The Company constructed a gathering system in the Permian Basin and connected to a sales pipeline on May 1, 2012, allowing the Company to sell gas and natural gas liquids (“NGL”).

Nicholas J. Sutton, Resolute’s Chairman and Chief Executive Officer said: “During the quarter Aneth Field continued to deliver results, our Bakken program proceeded smoothly on plan and our Permian Basin initiative started to bear fruit. As we discussed in our first quarter earnings release and conference call, at the time we had solid visibility across our portfolio of assets to achieve our target production growth rate. That remains true today. We remain confident that our fifteen percent production growth guidance for 2012 is appropriate.

“In Aneth Field, the central compression facility has been running with little downtime and our recompletion and conformance program continues to bring on highly economic production. During the quarter we furthered our continuous drilling program, with two rigs running in the Bakken trend of the Williston Basin of North Dakota and two to three rigs working on our Permian Basin properties in Reeves, Howard and Martin counties, Texas. In Texas, the pipeline that was completed in May will show its first full quarter of sales in the third quarter. Bakken volumes show continued growth in our New Home area, and we are now testing our second well in the Paris area. Finally, production from our Hilight Field area remains on track.

“On an absolute basis, we’ve recently experienced somewhat higher lease operating expenses than anticipated. This is attributable to the workover initiative in Aneth Field to reduce producing well downtime and to the Denbury acquisition. On a per-Boe basis over the last two quarters, the sequential increase is a bit more than one percent, and we believe that lease operating expense will moderate in the coming quarters.

“Our management team has done an excellent job of diversifying the Company’s asset portfolio into some of the nation’s most compelling oil plays. The oil-prone properties in the Permian Basin and in the Bakken play provide us with excellent projects for reinvesting the substantial free cash flow generated by Aneth Field. In addition, our strong financial structure enables us to run continuous drilling programs in the Permian Basin and the Bakken to further drive oil production increases.

“We are continuing to execute our growth initiatives in Texas and North Dakota. It is heartening to see these projects show positive results while knowing that we are only at the beginning of the development of these assets. We believe we have a strong platform on which to build long-term per-share value by leveraging our expertise in developing and growing oil production and reserves at relatively low risk.”

Operations Update

Greater Aneth Field – Paradox Basin

Our Aneth Field properties had record production for the quarter of 6,650 Boe per day compared to 5,990 Boe per day a year ago and 5,895 Boe per day in the first quarter. The acquisition of the additional interest in Aneth contributed approximately 420 Boe per day to second quarter production. Although our primary focus in Aneth Field is our CO2 flood, we have many other activities designed to maintain or increase production. Examples include conformance work that is intended to better align injectors with producers, drilling sidetracks from existing wells to reach beyond areas of near-wellbore formation damage, and drilling new wells into areas thought to have been bypassed by historical water- or CO2 floods. Such activities during the quarter included drilling in the Ratherford Unit, and four sidetracks in the Aneth Unit. These types of low risk projects continue to add production with very attractive economics. Notably, during the quarter one of our new wells, our B-414, continued to produce at a rate of several hundred barrels of oil per day.

The Aneth Unit Phase 4 CO2 flood expansion continued, with CO2 injection increasing to more than 20 MMcfd in this area. In Phase 4, seventeen injectors are now receiving CO2, which is ahead of our original injection schedule. In the McElmo Creek Unit DC IIC project area, 21 injectors are on line. By year end we expect to have eighteen producers and 22 injectors on line in this project.

During the second quarter we improved runtime of the recently constructed Aneth Unit compression facility to about 90 percent. This facility increases CO2 reinjection capacity and condensate production and decreases backpressure across the field. Current reinjection capacity is 45 MMcfd and we plan to increase capacity to 60 MMcfd by year end, further adding to field level reliability and increasing condensate production.

In the first half of 2012 were very successful in reducing the number of wells that were in need of workover or repair by temporarily increasing the number of workover rigs active in the field. This resulted in short term additional lease operating expense, but we believe that over time the resulting incremental production will more than offset the short term cost increase. At the peak of this work, we dedicated eleven workover rigs to this effort but we have now reduced that number to six, which is about what we would expect for a steady state environment.

North Dakota Bakken Trend—Williston Basin

In North Dakota we produced an average of 765 Boe per day net to Resolute during the second quarter of 2012, up 292% from 195 Boe per day produced in the same quarter last year, and up 40% from the 545 Boe per day produced in the first quarter of 2012. We placed 10 gross (1.6 net) wells on production during the second quarter, bringing our total producing well count to 29 gross (7.6 net). Additionally, at the end of the second quarter we had 4 gross (1.0 net) wells drilled and waiting on completion and hookup. We expect those wells to be on production during the third quarter. At quarter-end we were participating in drilling 4 gross (0.8 net) wells.

In the New Home project area in Williams County we own leasehold interests in approximately 23,500 net acres and expect to continue to drill with two rigs for the balance of the year. We are pleased to have replaced one conventional rig with a newly-built walking rig. Even though we experienced a few weeks of downtime during the changeover, the increased efficiency of the walking rig should contribute to improving project returns. Average drilling times are less than twenty days from spud to total depth, but two recent wells achieved total depth in thirteen days. The new walking rig should further reduce spud-to-spud time when pad drilling. Well costs have averaged approximately $8.0 million per well, with more recent wells trending below that number. We are progressing in the build out of infrastructure to handle all of the oil, gas and water we produce. Based on our current rate of drilling activity the core acreage will be held by production by year-end 2013.

As we mentioned in prior quarters, our New Home wells have estimated ultimate recoveries ranging between 330 and 400 MBoe, which is consistent with our original expectations. This supports our forecast of economic returns and confirms our capital allocation to this project.

In January we assumed operatorship of our 19,000 gross (8,500 net) acre Paris project area in McKenzie County. Recent publicly announced data from several nearby wells has helped to lower our assessment of the risk on the balance of the Paris acreage. We recently fraced the Forest 14-2H well and initial flowback is encouraging. We have submitted applications to drill more wells from the Forest pad location in 2013.

Permian Basin – Texas

In the Permian Basin of Texas we produced an average of 430 Boe per day net to Resolute during the second quarter of 2012, up 30% from the 330 Boe per day produced in the first quarter of 2012. We had no production from this area during the second quarter of 2011. We placed 5 gross (3.5 net) wells on production during the second quarter, bringing our total producing well count to 19 gross (14.1 net). Additionally, at the end of the second quarter we had 1 gross (0.5 net) wells drilled and waiting on completion and hookup. We expect that well to be on production during the third quarter. We continue to operate two to three rigs in a continuous drilling program in the basin and at the end of the quarter we were drilling 2 gross (1.0 net) wells.

We operate in the Delaware and Midland basins. In Reeves County in the Delaware Basin, we control approximately 23,000 gross (8,500 net) acres, prospective primarily for Wolfbone production. In the Midland Basin, we own approximately 750 net acres with infill drilling and uphole recompletion potential. We continue to look for opportunities to increase our land position in both basins.

The Wolfbone play in Reeves County is focused on drilling vertical wells targeting the Wolfcamp and Bone Spring formations. With each well we have advanced our completion methodology with encouraging results. During the quarter we also made significant progress with infrastructure installation, including a gas line with compression facilities, power infrastructure to bring electricity to pumping and compression units, and a salt water disposal well. First sales of gas from this line occurred in the second quarter. We expect the power system and the disposal well to be operational in August, which should dramatically lower our lease operating expenses. In our Delaware Basin wells, our type curves indicate estimated ultimate recoveries of approximately 200 to 300 MBoe per well and recent well costs have been approximately $4.1 million.

In the Midland Basin during the second quarter of 2012, we drilled and completed 2 gross (2.0 net) wells. The two wells had an average peak rate of 130 Bbl per day. We are now drilling the third well in the 2012 program. Our type curves indicate estimated ultimate recoveries of approximately 200 to 300 MBoe for our Midland Basin wells and recent well costs have been approximately $3.1 million.

Hilight Field—Powder River Basin

In Hilight Field we produced an average of 1,565 Boe per day net to Resolute during the second quarter of 2012, down fourteen percent from the 1,830 Boe per day produced during the same quarter last year and down two percent from the 1,605 Boe per day produced during the first quarter of this year. The lower production level is the result of normal production declines.

We continue to identify new opportunities within Hilight Field. A 3-D seismic survey covering 90 square miles over and adjacent to our Hilight Field is being interpreted. The Turner sandstone is an oil-prone formation that is being developed adjacent to Hilight. We have an extensive log database which indicates that the Turner is prospective on our Hilight acreage. Because our Hilight Field 45,000 net acre leasehold position is held by production, we have the benefit of learning from the experience of other operators developing Turner and Niobrara wells in the area without facing lease expiration pressure. Our decisions about new activities in this area, including drilling to the Turner, Niobrara or any other formation potentially productive in Hilight Field will depend on our evaluation of results from wells drilled by other operators in the vicinity and final interpretation of our seismic data.

Big Horn Basin—Wyoming

The Schuster Flats 14-27-47-94H horizontal Mowry well was completed in March 2012, and produced at a maximum rate of 86 Bopd before declining rapidly. The well continues to produce oil, but a high water cut and minimal gas has made it difficult to sustain consistent oil production. As a result, the well appears to be non-commercial and we plan to temporarily abandon it as the team further evaluates the Mowry formation, as well as other prospective formations across our 73,000 net acres, including such productive zones as the Phosphoria and Frontier.

Second Quarter and Six Month Comparative Results

Resolute recorded net income of $22.8 million, or $0.37 per diluted share, on revenue of $64.5 million during the three months ended June 30, 2012, which included unrealized gains on derivative instruments of $38.7 million. This compares to net income of $25.7 million, or $0.37 per diluted share in the second quarter of 2011, which included unrealized gains on derivative instruments of $27.0 million.

For the six months ended June 30, 2012, Resolute achieved net income of $22.1 million or $0.36 per diluted share, on revenue of $128.0 million, which included unrealized gains on derivative instruments of $33.4 million. This compares to net income of $8.9 million, or $0.13 per diluted share in the 2011 period, which included unrealized losses on derivative instruments of $7.6 million.

Second Quarter and Six Months 2012 Results Compared to Second Quarter and Six Months 2011 Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	605	545	1,141	1,089
Wyoming	144	166	291	321
North Dakota	70	18	119	26
Texas	39	—	69	—

Total production	858	729	1,620	1,436

Daily rate (Boe)	9,427	8,012	8,903	7,936

Revenue per Boe (excluding realized derivative settlements)	$75.16	$82.17	$79.01	$79.34
Revenue per Boe (including realized derivative settlements) [1]	$64.45	$74.81	$68.08	$71.88

Revenue	$64,479	$59,908	$128,019	$113,964
Realized derivative losses [1]	(9,189)	(5,365)	(17,706)	(10,716)

Revenue, net of derivative losses	55,290	54,543	110,313	103,248

Operating expenses:
Lease operating expense	19,564	13,526	36,748	27,912
Production and ad valorem taxes	9,642	8,233	19,868	16,025
General and administrative expense	5,692	4,753	10,908	9,106

Net income	22,822	25,668	22,080	8,894

Adjusted EBITDA	$26,092	$30,155	$50,335	$53,789

[1]	2012 includes a $3.4 million charge related to the early termination of certain 2012 derivative contracts.

Adjusted EBITDA (a non-GAAP measure): During the second quarter of 2012, Resolute generated $26.1 million of Adjusted EBITDA, or $30.41 per Boe, a thirteen percent decrease from the prior year period, during which Resolute generated $30.2 million of Adjusted EBITDA, or $41.36 per Boe. Although production increased materially, revenue per Boe declined in the second quarter of 2012 compared to the second quarter of 2011 due to lower commodity prices. As a result, revenue was essentially flat for the comparative three month periods. That, coupled with increased operating costs, production taxes and general and administrative expenses resulted in a decrease in Adjusted EBITDA.

During the first six months of 2012, Resolute generated $50.3 million of Adjusted EBITDA, or $31.06 per Boe, a six percent decrease from the prior year period. During the comparable prior year period, Resolute generated $53.8 million of Adjusted EBITDA, or $37.46 per Boe. The reasons for the six month decrease were substantially the same as those discussed for the quarterly decrease.

Production: Company-wide production for the quarter ended June 30, 2012, increased eighteen percent to 858 MBoe as compared to 729 MBoe for the second quarter of 2011, and increased thirteen percent from the first quarter of 2012. Production for the six months ended June 30, 2012 was 1,620 MBoe as compared to 1,436 MBoe for the six months in 2011, an increase of thirteen percent or 184 MBoe.

Second quarter production from the Company’s Aneth Field properties increased eleven percent, to 605 MBoe from 545 MBoe, during the comparable prior year quarter, due partially to the acquisition of interests in the Aneth Field properties from an affiliate of Denbury Resources Inc. (“Denbury”), in April 2012, and increased five percent to 1,141 MBoe for the six months of 2012 as compared to 1,089 MBoe for the six months of 2011.

Wyoming production during the second quarter decreased 22 MBoe, to 144 MBoe from the 166 MBoe produced in the second quarter of 2011, and decreased 30 MBoe during the first half of 2012, to 291 MBoe from the 321 MBoe produced during the first half of 2011. The decline in year-over-year production was the result of normal production declines, the sale of non-strategic properties that were producing during the first five months of 2011 and the shut-in of all coalbed methane production during December 2011.

During the second quarter of 2012, production from the Company’s North Dakota properties increased by 52 MBoe, to 70 MBoe, as compared to the 18 MBoe produced in the second quarter of 2011. During the first half of 2012, production increased 93 MBoe, to 119 MBoe from the 26 MBoe produced during the first half of 2011. The production increases were the result of more wells on production versus the prior year period.

Production from the Company’s Permian Basin properties added 39 MBoe during the second quarter of 2012 and 69 MBoe during the six months of 2012. Resolute did not own any assets in or have any material production from the Permian Basin until the third quarter of 2011, thus year-over-year comparisons are not meaningful.

Revenue: During the second quarter of 2012, Resolute realized a one percent increase in adjusted revenue (revenue net of realized derivatives losses) as compared to the prior year quarter as revenue associated with increased production was offset by reduced commodity prices and a $3.4 million charge to terminate certain 2012 derivative instruments. Total adjusted revenue for the quarter was $55.3 million, including the effect of realized derivative losses of $9.2 million. During the second quarter of 2011, Resolute had total adjusted revenue of $54.5 million, including realized derivative losses of $5.4 million.

For the six months ended June 30, 2012, Resolute realized a seven percent increase in adjusted revenue as compared to the first six months of 2011, as increased production outweighed the negative effect of lower oil prices and early derivative settlements. Total adjusted revenue for the six months of 2012 was $110.3 million, including realized derivative losses of $17.7 million (including $3.4 million of early derivative instrument terminations). For the six months of 2011, Resolute had total adjusted revenue of $103.2 million, including realized derivative losses of $10.7 million.

Operating Expenses: For the second quarter of 2012, total lease operating expenses increased 45 percent to $19.6 million, or $22.81 per Boe, as compared to second quarter 2011 lease operating expenses of $13.5 million, or $18.55 per Boe. Sequentially, however, total lease operating expenses increased about one percent, from $22.54 per Boe during the preceding quarter. The year-over-year increase was attributable to the additional working interests in the Aneth Field properties acquired from Denbury, increased workover activity in Aneth Field, expanded operations in North Dakota and Texas and to generally higher service and supply costs. Total production taxes increased by $1.4 million, or seventeen percent, to $9.6 million, or $11.24 per Boe (fifteen percent of revenue), as compared to $8.2 million, or $11.29 per Boe during 2011 (fourteen percent of revenue). This increase was attributable to higher production volumes during the second quarter of 2012 combined with higher ad valorem estimates due to increases in the assessed value of reserves in 2012.

For the first six months of 2012, total lease operating expenses increased 32 percent, to $36.7 million, from 2011 lease operating expenses of $27.9 million, and increased on a per-Boe basis, to $22.68 per Boe in 2012 from $19.43 per Boe in the prior year quarter due to the reasons outlined above. Total production taxes increased by $3.8 million, or 24 percent, to $19.9 million, or $12.26 per Boe (sixteen percent of revenue), as compared to $16.0 million, or $11.16 per Boe for the six months of 2011 (fourteen percent of revenue).

General and Administrative Expense. Resolute incurred general and administrative expense for the second quarter of 2012 of $5.7 million, or $6.64 per Boe, as compared to general and administrative expense of $4.8 million, or $6.52 per Boe, during 2011 and $6.84 per Boe in the preceding quarter. The aggregate year-over-year increase resulted from increased salaries and wages due to additional hiring to meet the demands of increased operating activity, although the per-Boe amount declined as a result of increased production. Cash-based general and administrative expense was $3.6 million, or $4.17 per Boe in 2012, compared to $2.8 million, or $3.79 per Boe in 2011. Stock-based compensation expense, a non-cash item, represented $2.1 million, or $2.47 per Boe, for the second quarter of 2012 and $2.0 million, or $2.73 per Boe, for the second quarter of 2011.

General and administrative expense for the first half of 2012 was $10.9 million, or $6.73 per Boe, as compared to general and administrative expense of $9.1 million, or $6.34 per Boe, during the first half of 2011 due to the reasons noted above. Cash-based general and administrative expense was $7.1 million, or $4.38 per Boe in 2012, compared to $5.7 million, or $4.00 per Boe in 2011. Stock-based compensation expense represented $3.8 million, or $2.35 per Boe, for the first six months of 2012 and $3.4 million, or $2.34 per Boe, for the first six months of 2011.

Liquidity and Capital Resources. Outstanding indebtedness at June 30, 2012, consists of $250 million of senior notes issued during the second quarter and $27 million outstanding on the Company’s revolving credit line.

During the second quarter of 2012, the Company closed a private placement of $250 million in senior notes bearing annual interest at 8.50%, due 2020. The net proceeds of the offering, after deducting underwriter discounts and commissions, were approximately $243.7 million.

The borrowing base of $330 million on the Company’s revolving credit line was reaffirmed at the scheduled semi-annual redetermination in April 2012, and was effective with the closing of the senior notes. In addition, the credit facility was amended to extend the maturity to April 2017 and reduce the interest rate payable by 25 basis points.

Also during the quarter the Company acquired 9.63 million of its outstanding publicly-traded warrants from an affiliate of Raymond James for aggregate consideration of approximately $10.0 million in a private transaction. The repurchased warrants have been retired by the Company. Following the repurchase, there remain approximately 33.0 million warrants outstanding, 20.8 million of which are held by affiliates of Resolute.

Capital Expenditures: During the three and six months ended June 30, 2012, Resolute incurred capital expenditures of approximately $91.8 million and $138.8 million, respectively. Such capital investments were made to support the Company’s ongoing tertiary recovery projects in Greater Aneth Field, to drill fourteen wells and complete nine wells in North Dakota, to drill five wells and complete two wells in Texas, and to expand gas distribution and electrical power infrastructure in the Permian Basin. Additionally, both the quarterly and year-to-date capital expenditures include $35.8 million related to the acquisition of Denbury’s interests in Greater Aneth Field.

In other corporate matters, the Company also announced today the resignation of William J. Quinn from its Board of Directors effective July 31, 2012. Mr. Quinn served on the Board of the Company and its predecessor entities from the formation of the Company in 2004. He informed the Board that he was stepping down as a result of the increasing demands on his time resulting from his responsibilities as a managing partner of Natural Gas Partners. Richard L. Covington, a managing director of Natural Gas Partners, who has also served on the Board since inception, remains on the Board and serves as the Company’s lead outside director. As of the date of Mr. Quinn’s resignation, the number of Directors constituting the Board was reduced to seven. Mr. Sutton commented, “Billy has been an important member of our Board since Resolute’s inception. His business acumen and insight have been key elements in the Company’s success. The entire Resolute Board of Directors and management team extends to Billy our most sincere thanks and all the best wishes for future success.”

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Oil	$59,778	$53,892	$119,456	$102,438
Gas	4,410	5,238	8,272	10,043
Other	291	778	291	1,483

Total revenue	64,479	59,908	128,019	113,964

Operating expenses:
Lease operating	19,564	13,526	36,748	27,912
Production and ad valorem taxes	9,642	8,233	19,868	16,025
Depletion, depreciation, amortization, and asset retirement obligation accretion	18,958	13,692	36,016	26,660
General and administrative	5,692	4,753	10,908	9,106

Total operating expenses	53,856	40,204	103,540	79,703

Income from operations	10,623	19,704	24,479	34,261

Other income (expense):
Interest expense, net	(3,696)	(772)	(4,910)	(1,887)
Realized and unrealized gains (losses) on derivative instruments	29,546	21,644	15,717	(18,331)
Other income	(17)	18	(14)	52

Total other income (expense)	25,833	20,890	10,793	(20,166)

Income before income taxes	36,456	40,594	35,272	14,095
Income tax expense	(13,634)	(14,926)	(13,192)	(5,201)

Net income	$22,822	$25,668	$22,080	$8,894

Net income per common share:
Basic	$0.38	$0.44	$0.37	$0.16
Diluted	$0.37	$0.37	$0.36	$0.13
Weighted average common shares outstanding:
Basic	59,405	58,883	59,401	56,059
Diluted	60,865	70,154	60,664	67,713

Reconciliation of Net Income to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, unrealized gains and losses on derivatives, gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income to Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	($ in thousands)
Net income	$22,822	$25,668	$22,080	$8,894

Adjustments:
Interest expense	3,696	772	4,910	1,887
Tax expense	13,634	14,926	13,192	5,201
Depletion, depreciation amortization and accretion	18,958	13,692	36,016	26,660
Stock-based compensation	2,302	2,106	4,145	3,532
Early settlement of derivative contracts	3,415	—	3,415	—
Unrealized loss (gain) on derivatives	(38,735)	(27,009)	(33,423)	7,615

Total adjustments	3,270	4,487	28,255	44,895

Adjusted EBITDA	$26,092	$30,155	$50,335	$53,789

Earnings Call Information

Resolute will host an investor call on Monday, August 6, 2012, at 5:00 PM ET. To participate in the call please dial (877) 491-0104 from the United States, or (949) 484-0323 from outside the U.S. The conference call I.D. number is 96785267. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through August 8, 2012, by dialing (855) 859-2056 or (404) 537-3406 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 96785267.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2012 and beyond; future production and reserve growth; the progress of Greater Aneth Field CO2 flood projects and additional CO2 flood potential; anticipated capital expenditures; our operating, development and exploration plans; liquidity and availability of capital; our expectations regarding our development activities including drilling, recompleting and refracing wells; testing and prospectivity of our Bakken, Mowry, Turner, Niobrara and Permian acreage; and production from our Aneth Field properties, the Wyoming properties, on our Bakken acreage and from our Permian properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston Basin of North Dakota or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend, the Mowry shale, and Turner and Niobrara formations in Wyoming and the Permian Basin in Texas; potential delays in the completion, commissioning and optimization schedule of Resolute’s gas gathering and facilities construction projects; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection operations; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A.—Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended March 31, 2012 and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming, the Permian Basin in Texas and the Bakken trend of North Dakota. The Company also owns exploration and exploitation properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

# # #

Contact:

HB Juengling

Vice President—Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com